EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CPI Corp.:

We consent to the incorporation by reference in the registration statements No. 333-153132, No. 333-142077, No. 333-124611, No. 333-08634, No. 333-08636, No. 333-64296, and No. 33-19981 on Forms S-8 of CPI Corp. of our reports dated April 21, 2009, with respect to the consolidated balance sheets of CPI Corp. and subsidiaries as of February 7, 2009 and February 2, 2008, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended February 7, 2009, and the effectiveness of internal control over financial reporting as of February 7, 2009, which reports appear in the February 7, 2009 annual report on Form 10-K of CPI Corp.

/s/ KPMG LLP
KPMG LLP

St. Louis, Missouri
April 21, 2009